Exhibit (a)(1)(E)

Offer To Purchase For Cash

All Outstanding Ordinary Shares

of

AVG TECHNOLOGIES N.V.

at

$25.00 Per Share

Pursuant to the Offer to Purchase dated July 29, 2016 by

AVAST SOFTWARE B.V.

a direct wholly owned subsidiary of

AVAST HOLDING B.V.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 31, 2016, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

July 29, 2016

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated July 29, 2016 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase, as each may be amended or supplemented from time to time, the “Offer”) in connection with the offer by Avast Software B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands (“Purchaser”) and a wholly owned direct subsidiary of Avast Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands (“Parent”), to purchase all outstanding ordinary shares, with a nominal value of €0.01 per share (the “Shares”), of AVG Technologies N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands (“AVG”), at a purchase price of $25.00 per Share (the “Offer Price”), in cash, without interest and less applicable withholding taxes or other taxes, upon the terms and subject to the conditions of the Offer.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The Offer Price for the Offer is $25.00 per Share, in cash, without interest and less applicable withholding taxes or other taxes.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made pursuant to a Purchase Agreement, dated as of July 6, 2016 (as it may be amended from time to time, the “Purchase Agreement”), by and among AVG, Purchaser and Parent. The Purchase Agreement provides, among other things, that, subject to the terms and conditions set forth therein, Purchaser will, promptly after the Expiration Time (as defined below), accept for payment all Shares validly tendered pursuant to the Offer and not properly withdrawn (the time of acceptance of Shares for payment, the “Acceptance Time”) and, promptly after the Acceptance Time, pay for all such Shares (such time of payment, the “Offer Closing”).

Following the Expiration Time, Purchaser intends to provide for a subsequent offering period (the “Subsequent Offering Period”) of at least 10 business days in accordance with Rule 14d-11 under the Securities

Exchange Act of 1934 and in accordance with the Purchase Agreement. The Subsequent Offering Period may be extended by Purchaser in accordance with the Purchase Agreement for at least seven business days following the announcement that Purchaser or its designee intends to effect the Asset Sale (as defined below) (such extension, the “Minority Exit Offering Period”).

The Purchase Agreement provides, among other things, that, as promptly as practicable following the closing of the Subsequent Offering Period (which includes the Minority Exit Offering Period, if applicable), Purchaser may complete a corporate reorganization of AVG and its subsidiaries (the “Subsequent Reorganization”). The Subsequent Reorganization will utilize processes available to Purchaser under Dutch law to ensure that (a) Purchaser becomes the owner of all of AVG’s business operations from and after the consummation of the Subsequent Reorganization and (b) any AVG shareholders who do not tender their Shares pursuant to the Offer (or during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable) are offered or receive the same consideration for their Shares as those shareholders who tendered their Shares pursuant to the Offer (or during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable), without interest and less applicable withholding taxes (including Dutch dividend withholding tax (dividendbelasting)) or other taxes. As a result of the Subsequent Reorganization, it is anticipated that AVG will be liquidated or become wholly owned by Purchaser. The Subsequent Reorganization may also include the conversion of AVG from a public limited liability company (naamloze vennootschap) to a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid).

If the number of Shares tendered pursuant to the Offer and not properly withdrawn (including Shares validly tendered during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable, but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the Expiration Time), together with the Shares then owned by Parent, Purchaser and their respective subsidiaries, represents at least 95 percent of the then outstanding Shares, Purchaser intends to effect the Subsequent Reorganization by means of compulsory acquisition of Shares held by non-tendering AVG shareholders in accordance with Section 2:92a or Section 2:201a of the Dutch Civil Code (the “Compulsory Acquisition”).

If the number of Shares tendered pursuant to the Offer and not properly withdrawn (including Shares validly tendered during the Subsequent Offering Period, which includes the Minority Exit Offering Period, if applicable, but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the Expiration Time), together with the Shares then owned by Parent, Purchaser and their respective subsidiaries, represents fewer than 95 percent but at least 80 percent of the then outstanding Shares, Purchaser intends to, or intends to cause its designee to, subject to the approval of AVG shareholders at the EGM (as defined below), promptly after the closing of the Subsequent Offering Period (which includes the Minority Exit Offering Period, if applicable), effect the Subsequent Reorganization by means of a sale of all or substantially all of the assets of AVG to Purchaser or its designee in exchange for (a) cash and a note payable in an aggregate amount equal to the Offer Price multiplied by the total number of Shares outstanding as of the Offer Closing and (b) the assumption by Purchaser or its designee of substantially all liabilities of AVG (the “Asset Sale”).

If Parent determines it is not reasonably practicable (which will be deemed to include adverse tax consequences) to cause the Compulsory Acquisition or the Asset Sale and Liquidation Distribution, it will use reasonable best efforts to cause a Subsequent Reorganization in a different manner with the prior approval of the independent directors of AVG (the “Independent Directors”). The Compulsory Acquisition and the Asset Sale and Dissolution have been unanimously approved by the AVG Boards (as defined below) (including the Independent Directors).

Upon consummation of the Asset Sale, Purchaser would own all of AVG’s business operations and would be the principal shareholder in AVG, and the non-tendering AVG shareholders would continue to own Shares representing, in the aggregate, a minority of the Shares then outstanding. Upon completion of the Asset Sale, AVG will be dissolved and liquidated in accordance with applicable Dutch liquidation procedures (the

“Dissolution”). Purchaser would then provide an indemnity or guarantee to the liquidator for any deficit in the estate of AVG, to enable the liquidator to make an advance liquidation distribution in cash (the “Liquidation Distribution”) to each AVG shareholder in an amount equal to the Offer Price, without interest and less applicable withholding taxes (including Dutch dividend withholding tax) or other taxes, for each Share then owned.

4. After due and careful discussion and consideration, including a thorough review of the Offer with their outside legal and financial advisors, AVG’s supervisory board (the “AVG Supervisory Board”) and management board (the “AVG Management Board,” and together with the AVG Supervisory Board, the “AVG Boards”) by unanimous vote of all directors present or represented and voting (a) approved the terms of, and the transactions contemplated by, the Purchase Agreement, the Asset Sale Agreement (as defined in the Offer to Purchase) and all other documents conducive to AVG’s obligations under the Purchase Agreement (collectively, the “AVG Transaction Documents”), and approved AVG’s entry into the AVG Transaction Documents; and (b) determined to support the Offer and to recommend that AVG shareholders accept the Offer, subject to the terms and conditions of the AVG Transaction Documents. The AVG Boards also unanimously approved (i) the the Asset Sale, the subsequent Dissolution and the Liquidation Distribution and the appointment of a liquidator; (ii) the terms and conditions of the Asset Sale Agreement and the entry into the Asset Sale Agreement by AVG upon Purchaser’s request as set forth in the AVG Transaction Documents; and (iii) the proposed amendment of the articles of association of AVG if the Asset Sale is pursued and the proposed amendment of the articles of association of AVG and conversion of AVG into a private company with limited liability if the Asset Sale is not pursued.

The AVG Boards unanimously support the Offer and recommend that AVG shareholders accept the Offer. The AVG Boards unanimously recommend that you vote “for” each of the items that contemplate a vote of AVG shareholders at the extraordinary general meeting of AVG shareholders scheduled to be held on August 23, 2016 at 10:00 A.M., Central European Time, at the offices of Allen & Overy LLP, Apollolaan 15, 1077 AB Amsterdam, The Netherlands (the “EGM”). At the EGM, AVG shareholders will be requested to vote on the Asset Sale, the Dissolution, the Liquidation Distribution, the appointment of the liquidator, the appointment of directors designated by Purchaser to the AVG Boards and other matters contemplated by the Purchase Agreement. See the website of AVG (www.avg.com) for the full agenda and explanatory notes for the EGM. The information on, or that can be accessed through, AVG’s website neither constitutes a part of the Offer to Purchase nor is incorporated by reference therein.

5. The Offer and withdrawal rights will expire at 11:59 p.m., New York City time, on August 31, 2016 (the “Expiration Time,” unless the Offer is extended in accordance with the Purchase Agreement, in which event “Expiration Time” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire), unless the Offer is extended by Purchaser or earlier terminated.

6. The Offer is subject to certain conditions described in Section 15 — “Certain Conditions of the Offer” of the Offer to Purchase.

7. Tendering shareholders who are record owners of their Shares and who tender directly to American Stock Transfer & Trust Company, LLC (the “Depositary”) will not be obligated to pay brokerage fees, commissions or similar expenses except as set forth in the Offer to Purchase or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Time.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) AVG shareholders in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, we may, in our discretion, take such action as we deem necessary to make the Offer comply with the laws of any such jurisdiction and extend the Offer to AVG shareholders in such jurisdiction in compliance with applicable laws. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Ordinary Shares

of

AVG TECHNOLOGIES N.V.

at

$25.00 Per Share

Pursuant to the Offer to Purchase dated July 29, 2016

by

AVAST SOFTWARE B.V.

a direct wholly owned subsidiary of

AVAST HOLDING B.V.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 31, 2016, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 29, 2016 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase, as each may be amended or supplemented from time to time, we the “Offer”), in connection with the offer by Avast Software B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands (“Purchaser”) and a direct wholly owned subsidiary of Avast Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands, to purchase all outstanding ordinary shares, with a nominal value of €0.01 per share (the “Shares”), of AVG Technologies N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands, at a purchase price of $25.00 per Share, in cash, without interest and less applicable withholding taxes or other taxes, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party.

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Time (as defined in the Offer to Purchase).

Dated:

Number of Shares to be Tendered:	Shares*

Account Number:	Signature(s):

Capacity**:

Dated:

Please Type or Print Name(s) above

Please Type or Print Address(es) above (Including Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.
**	Please provide if signature is by an attorney-in-fact, executor, administrator, trustee, guardian, officer of a corporation or other person acting in a fiduciary or representative capacity.

Please return this form to the brokerage firm or other nominee maintaining your account.